Exhibit 10.1

Basanite, Inc.

2041 NW 15th Avenue,

Pompano Beach, Florida 33069

Engagement Letter

March 18, 2025

Michael Dennis Nelson

5032 25th Street North

Arlington, VA 22207

Dear Mr. Nelson:

You have been asked to join our company as acting Chief Executive Officer with a contract term through April 1, 2028. This Engagement Letter is intended to supersede all prior written and oral agreements pertaining to your services. Accordingly, we agree this is an employment at will as follows:

1. You agree to serve as Chief Executive Officer of Basanite, Inc. (the “Company”). You will report to the Chairman of the Board.

2. Your work time services will on a full time “best efforts” basis for us at a salary of $17,250 plus employee incurred expenses approved by the Chairman. The monthly salary of $17,250 will be deferred and accrued until such time that $500,000 is raised by the Company or at ninety days after entering into this agreement, whichever comes first, at which time half of any deferred compensation will be paid immediately out of said raise following in line with the Company’s payroll practices. Thereafter, you will receive half of the monthly fee with the other half continuing to be deferred and accrued in line with Company’s payroll practices. Thereafter, upon an additional $1.5 MM being raised by the Company, all accrued wages shall be paid current in line with the Company’s payroll practices. Thereafter, the Company shall pay you on the first day of each month during the term of this Engagement Letter and all standard tax deductions will be applied as per the Company’s payroll practices. If the first day of the month falls on a weekend or holiday, you will be paid on the first business day prior to the weekend or holiday. To the extent the Company is unable or unwilling to enter into a financing transaction such that you would be entitled to compensation, you will only receive the compensation accrued and no other remittances than as set forth in Section 3 and 4 hereof. Except if monies are raised by a related party.

3. Upon execution of this agreement, you will also be issued options to purchase 7 million shares of the Company’s common stock (“the Options,”) with a strike price equal to the closing price of the Company’s stock as quoted by the OTC markets exchange on the date of signing this Engagement Letter. The Options will have a term of 5 years from the date of issuance. The Options will have standard cashless exercise provisions as well as piggy-back registration rights for future stock registrations that the Company may file. The Options are to vest under the following schedule: 1.5 million options vesting immediately upon the execution of this agreement, 1.5 million options vesting upon the completion of a minimum of $500,000 of aggregate financing into the Company after the date of this Engagement Letter, 2 million options vesting upon the Company achieves operational breakeven. Operational break-even is defined as revenue less cost of goods sold which equals gross profit less manufacturing overhead and executive salaries. These are the items used to calculate operational break-even. 2 million options upon the Company uplist to the Nasdaq platform.

4. You will not be paid upon execution of this Engagement Letter for work conducted in March of 2025, through the signing of this Engagement Letter.

5. Both parties agree to waive health, hospitalization or other insurance benefits coverage or reimbursement as part of this employment agreement. You will be paid as an employee in line with the Company’s payroll practices and subject to all state and federal tax requirements, following the funding by external parties or related parties. Further you are entitled to the accrual and use of PTO as disclosed in our Company’s Human Resource manual. As an executive officer you will receive six (6) weeks of PTO to be used at your discretion throughout the calendar year.

6. You agree to keep any and all Company information private and further agree not to disclose any information not available in the public realm.

7. You agree that while providing services for the Company and for a period of one year thereafter, you shall not make any derogatory or disparaging remarks about the Company, its officers or directors. The Company will provide director and officer insurance coverage for you and shall provide indemnification to you for any and all past issues that have occurred prior to the date hereof.

8. Your employment is at will and may be terminated at the discretion of the Board of Directors in line with EEOC rules and regulations.

8.Upon expiration or termination of this Engagement Letter, you will not contact our potential or actual customers, stakeholders and/or investors for a period of one year.

9.The term of this Engagement Letter shall expire no later than April 1, 2028, and it may be terminated prior to that date by either party upon three days’ written notice to the other party sent by email. During the final three months of the term of this Agreement, both parties agree to negotiate a possible extension to the employment agreement. If the parties do not mutually agree on an extension, then this Agreement shall be automatically terminated no later than April 1, 2028.

10.This Engagement Letter sets forth the entire and only agreement or understanding between Basanite and you relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Engagement Letter.

11.Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given by email to the email address set forth next to each party’s signature.

12.The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company, subject to the provisions hereof.

13.This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

14.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

15.This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of its principal place of business, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of its principal place of business.

Very truly yours,

Basanite, Inc.

/s/ Ronald LoRicco
Ronald LoRicco, Sr., Chairman

The foregoing terms are agreed to

and accepted by:

/s/ Michael Dennis Nelson
Michael Dennis Nelson